Exhibit 99.1

EPAM Updates its Q2 and Full Year 2023 Outlook Due to Continued Uncertainty in the Demand Environment

Newtown, PA, USA — June 5, 2023 — EPAM Systems, Inc. (NYSE: EPAM), a leading digital transformation services and product engineering company, today announced it is reducing its second quarter and full year 2023 financial outlook due to further deterioration in the near-term demand environment.

"In the weeks since our Q1 earnings call, we have seen our clients become even more cautious with spending specifically in the ‘build’ segment of the global IT services market. After careful assessment of changes in our May and June forecast data, we have come to understand that pipeline conversions are occurring at slower rates than previously assumed and we are also seeing some reduction in the total pipeline. Our revenue update is the result of our applying more conservative assumptions for the current quarter and the full year based on our recent experience. At the same time, we are encouraged by the increasing pace of new logo acquisition as well as our continued high customer retention and satisfaction rates. Once industry demand returns, EPAM will once again be well positioned for long-term growth by leveraging our unique and globally-recognized engineering and transformation capabilities," said Arkadiy Dobkin, CEO & President, EPAM.

Given the continued uncertainty in the demand environment, the Company now expects the following for the full year and second quarter:
Full Year
•Revenues to now be in the range of $4.650 billion to $4.800 billion reflecting a year-over-year decrease of 2% at the midpoint of the range. Revenues on an organic constant currency basis excluding the impact of the exit from Russia will decline 2% at the midpoint of the range;
•GAAP income from operations will now be in the range of 11% to 12%, and non-GAAP income from operations will now be in the range of 15% to 16%;
•The Company continues to expect its GAAP effective tax rate to be approximately 21% and its non-GAAP effective tax rate to be approximately 23%; and
•GAAP diluted EPS to now be in the range of $7.28 to $7.68 and Non-GAAP diluted EPS to now be in the range of $9.80 to $10.20. The Company now expects weighed average diluted shares outstanding for the year of 59.3 million.
Second Quarter
•Revenues to now be in the range of $1.160 billion to $1.170 billion reflecting a year-over-year decrease of 2.5% at the midpoint of the range. Revenues on an organic constant currency basis excluding the impact of the exit from Russia will decline 2% at the midpoint of the range;
•GAAP income from operations to continue to be in the range of 10% to 11%, and non-GAAP income from operations to continue to be in the range of 14% to 15%;
•The Company continues to expect its GAAP effective tax rate to be approximately 20% and its non-GAAP effective tax rate to be approximately 23%; and
•GAAP diluted earnings per share (“EPS”) to now be in the range of $1.75 to $1.82 and Non-GAAP diluted EPS to now be in the range of $2.33 to $2.40. The Company now expects weighed average diluted shares outstanding for the quarter of 59.3 million.

Conference Call Information
EPAM will host a conference call on Monday, June 5, 2023, at 8:30 a.m. EDT. The conference call will be available live on the EPAM website at https://investors.epam.com. Please visit the website at least 15 minutes prior to the call to register for the event. For those who cannot access the live webcast, a replay will be available in the Investor Relations section of the website.

About EPAM Systems
Since 1993, EPAM Systems, Inc. (NYSE: EPAM) has leveraged its advanced software engineering heritage to become the foremost global digital transformation services provider – leading the industry in digital and physical product development and digital platform engineering services. Through its innovative strategy; integrated advisory, consulting, and design capabilities; and unique 'Engineering DNA,' EPAM's globally deployed hybrid teams help make the future real for clients and communities around the world by powering better enterprise, education and health platforms that connect people, optimize experiences, and improve people's lives. In 2021, EPAM was added to the S&P 500 and included among the list of Forbes Global 2000 companies.

Selected by Newsweek as a 2021, 2022 and 2023 Most Loved Workplace, EPAM's global multidisciplinary teams serve customers in more than 50 countries across six continents. As a recognized leader, EPAM is listed among the top 15 companies in Information Technology Services on the Fortune 1000 and ranked four times as the top IT services company on Fortune's 100 Fastest Growing Companies list. EPAM is also listed among Ad Age's top 25 World's Largest Agency Companies for three consecutive years, and Consulting Magazine named EPAM Continuum a top 20 Fastest Growing Firm.
Learn more at www.epam.com and follow EPAM on Twitter and LinkedIn.

Non-GAAP Financial Measures
EPAM supplements results reported in accordance with United States generally accepted accounting principles, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicate internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expenses, acquisition-related costs including amortization of acquired intangible assets, impairment of assets, expenses associated with EPAM's humanitarian commitment to its professionals in Ukraine, unbilled business continuity resources resulting from Russia's invasion of Ukraine, costs associated with the geographic repositioning of EPAM employees based outside of Ukraine impacted by the war and geopolitical instability in the region, employee separation costs in Russia, certain other one-time charges and benefits, changes in fair value of contingent consideration, foreign exchange gains and losses, excess tax benefits related to stock-based compensation, and the related effect on income taxes of the pre-tax adjustments. Management also compares revenues on an “organic constant currency basis excluding the impact of the exit from Russia,” which is also a non-GAAP financial measure. This measure excludes the effect of acquisitions by removing revenues from an acquired company in the twelve months after completing an acquisition, foreign currency exchange rate fluctuations by translating the current period revenues into U.S. dollars at the weighted average exchange rates of the prior period of comparison and the decision to exit from Russia by removing revenues from customers located in Russia in both the current period and prior period of comparison. Because EPAM’s reported non-GAAP financial measures are not calculated in accordance with GAAP, these measures are not comparable to GAAP and may not be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but rather, should be considered together with the information in EPAM’s consolidated financial statements, which are prepared in accordance with GAAP.

Forward-Looking Statements
This press release includes estimates and statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our business and operations. These statements may include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. Those future events and trends may relate to, among other things, developments relating to the war in Ukraine and escalation of the war in the surrounding region, political and civil unrest or military action in the geographies where we conduct business and operate, difficult conditions in global capital markets, foreign exchange markets and the broader economy, and the effect that these events may have on our revenues, operations, access to capital, and profitability. Other factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and the factors discussed in the Company’s Quarterly Reports on Form 10-Q, particularly under the headings "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" and other filings with the Securities and Exchange Commission. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made based on information currently available to us. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact:
EPAM Systems, Inc.
David Straube, Head of Investor Relations
Phone: +1-267-759-9000 x59419
Email: david_straube@epam.com

SYSTEMS, INC. AND SUBSIDIARIES
Reconciliations of Guidance Non-GAAP Financial Measures to Comparable GAAP Financial Measures
(Unaudited)

The below guidance constitutes forward-looking statements within the meaning of the federal securities laws and is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. Actual results may differ materially from the Company’s expectations depending on factors discussed in the Company’s filings with the Securities and Exchange Commission.
Reconciliation of expected revenue decline on a GAAP basis to expected revenue decline on an organic constant currency basis excluding the impact of the exit from Russia is presented in the table below:

	Second Quarter 2023	Full Year 2023
Revenue decline (at midpoint of the range)	(2.5)%	(2)%
Foreign exchange rates impact	(0.3)%	(1.2)%
Inorganic revenue growth	(0.1)%	—%
Impact of exit from Russia	0.9%	1.2%
Revenue decline on an organic constant currency basis excluding the impact of the exit from Russia (at midpoint of the range) (1)	(2)%	(2)%

(1)	Constant currency revenue results are calculated by translating expected revenues in local currency into U.S. dollars at the weighted average exchange rates of the comparable prior period.
Reconciliation of expected GAAP to non-GAAP income from operations as a percentage of revenues is presented in the table below:

	Second Quarter 2023	Full Year 2023
GAAP income from operations as a percentage of revenues	10% to 11%	11% to 12%
Stock-based compensation expenses	2.8%	3.0%
Included in cost of revenues (exclusive of depreciation and amortization)	1.3%	1.4%
Included in selling, general and administrative expenses	1.5%	1.6%
Humanitarian support in Ukraine (a)	0.3%	0.3%
Unbilled business continuity resources (b)	0.2%	0.2%
One-time charges	0.2%	0.1%
Amortization of acquired intangible assets	0.5%	0.4%
Non-GAAP income from operations as a percentage of revenues	14% to 15%	15% to 16%

(a) Humanitarian support in Ukraine includes expenses related to EPAM's $100 million humanitarian commitment in response to Russia's invasion of Ukraine to support EPAM professionals and their families in and displaced from Ukraine. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(b) Given the uncertainty in the region introduced by Russia’s invasion of Ukraine, EPAM has assigned delivery employees in locations outside of the region to ensure the continuity of delivery for customers who have substantial delivery exposure to Ukraine or other delivery concerns resulting from the invasion. These employees are not billed to clients and operate largely in a standby or backup capacity. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.
Reconciliation of expected GAAP to non-GAAP effective tax rate is presented in the table below:

	Second Quarter 2023	Full Year 2023
GAAP effective tax rate (approximately)	20%	21%
Tax effect on non-GAAP adjustments	1.9%	1.4%
Excess tax benefits related to stock-based compensation	1.1%	0.6%
Non-GAAP effective tax rate (approximately)	23%	23%

Reconciliation of expected GAAP to non-GAAP diluted earnings per share is presented in the table below:

	Second Quarter 2023	Full Year 2023
GAAP diluted earnings per share	$1.75 to $1.82	$7.28 to $7.68
Stock-based compensation expenses	0.55	2.46
Included in cost of revenues (exclusive of depreciation and amortization)	0.26	1.17
Included in selling, general and administrative expenses	0.29	1.29
Humanitarian support in Ukraine (a)	0.07	0.30
Unbilled business continuity resources (b)	0.04	0.17
One-time charges	0.05	0.04
Other acquisition-related expenses	—	0.01
Amortization of acquired intangible assets	0.09	0.37
Foreign exchange loss	0.04	0.12
Provision for income taxes:
Tax effect on non-GAAP adjustments	(0.16)	(0.67)
Excess tax benefits related to stock-based compensation	(0.10)	(0.28)
Non-GAAP diluted earnings per share	$2.33 to $2.40	$9.80 to $10.20